UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No.  )*

Freescale Semiconductor Holdings I, Ltd.
(Name of Issuer)

Common Shares, par value $0.01 per share
(Title of Class of Securities)

G3727Q101
(CUSIP Number)

December 31, 2011
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[  ]  Rule 13d-1(b)

[  ]  Rule 13d-1(c)

[x]  Rule 13d-1(d)

*  The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. G3727Q101		13G	Page 2 of 17 Pages

1.			Name of Reporting Persons: Blackstone Capital Partners (Cayman) V L.P.
2.	Check the Appropriate Box if a Member of a Group		(a) [ ] (b) [X]
3.			SEC Use Only
4.			Citizenship or Place of Organization: Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: -0-
	6.	Shared Voting Power: 205,671,482*
	7.	Sole Dispositive Power: -0-
	8.	Shared Dispositive Power: 205,671,482*
9.			Aggregate Amount Beneficially Owned by Each Reporting Person: 205,671,482*
10.			Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.			Percent of Class Represented by Amount in Row (9): 80.5%†
12.			Type of Reporting Person (See Instructions): PN

___________________

*Includes 9,534,587 common shares subject to a currently exercisable warrant.

† The calculation of the foregoing percentage is based on 245,835,050 outstanding common shares as of January 27, 2012 as reported in the Annual Report on Form 10-K for the fiscal year ended December 31, 2011 of Freescale Semiconductor Holdings I, Ltd. as filed on February 3, 2012.

CUSIP No. G3727Q101		13G	Page 3 of 17 Pages

1.			Name of Reporting Persons: Blackstone Capital Partners (Cayman) V-A L.P.
2.	Check the Appropriate Box if a Member of a Group		(a) [ ] (b) [X]
3.			SEC Use Only
4.			Citizenship or Place of Organization: Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: -0-
	6.	Shared Voting Power: 205,671,482*
	7.	Sole Dispositive Power: -0-
	8.	Shared Dispositive Power: 205,671,482*
9.			Aggregate Amount Beneficially Owned by Each Reporting Person: 205,671,482*
10.			Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.			Percent of Class Represented by Amount in Row (9): 80.5%†
12.			Type of Reporting Person (See Instructions): PN
___________________

*Includes 9,534,587 common shares subject to a currently exercisable warrant.

† The calculation of the foregoing percentage is based on 245,835,050 outstanding common shares as of January 27, 2012 as reported in the Annual Report on Form 10-K for the fiscal year ended December 31, 2011 of Freescale Semiconductor Holdings I, Ltd. as filed on February 3, 2012.

CUSIP No. G3727Q101		13G	Page 4 of 17 Pages

1.			Name of Reporting Persons: BCP (Cayman) V-S L.P.
2.	Check the Appropriate Box if a Member of a Group		(a) [ ] (b) [X]
3.			SEC Use Only
4.			Citizenship or Place of Organization: Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: -0-
	6.	Shared Voting Power: 205,671,482*
	7.	Sole Dispositive Power: -0-
	8.	Shared Dispositive Power: 205,671,482*
9.			Aggregate Amount Beneficially Owned by Each Reporting Person: 205,671,482*
10.			Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.			Percent of Class Represented by Amount in Row (9): 80.5%†
12.			Type of Reporting Person (See Instructions): PN
___________________

*Includes 9,534,587 common shares subject to a currently exercisable warrant.

† The calculation of the foregoing percentage is based on 245,835,050 outstanding common shares as of January 27, 2012 as reported in the Annual Report on Form 10-K for the fiscal year ended December 31, 2011 of Freescale Semiconductor Holdings I, Ltd. as filed on February 3, 2012.

CUSIP No. G3727Q101		13G	Page 5 of 17 Pages

1.			Name of Reporting Persons: Blackstone Family Investment Partnership (Cayman) V-SMD L.P.
2.	Check the Appropriate Box if a Member of a Group		(a) [ ] (b) [X]
3.			SEC Use Only
4.			Citizenship or Place of Organization: Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: -0-
	6.	Shared Voting Power: 205,671,482*
	7.	Sole Dispositive Power: -0-
	8.	Shared Dispositive Power: 205,671,482*
9.			Aggregate Amount Beneficially Owned by Each Reporting Person: 205,671,482*
10.			Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.			Percent of Class Represented by Amount in Row (9): 80.5%†
12.			Type of Reporting Person (See Instructions): PN

___________________

*Includes 9,534,587 common shares subject to a currently exercisable warrant.

† The calculation of the foregoing percentage is based on 245,835,050 outstanding common shares as of January 27, 2012 as reported in the Annual Report on Form 10-K for the fiscal year ended December 31, 2011 of Freescale Semiconductor Holdings I, Ltd. as filed on February 3, 2012.

CUSIP No. G3727Q101		13G	Page 6 of 17 Pages

1.			Name of Reporting Persons: Blackstone Family Investment Partnership (Cayman) V L.P.
2.	Check the Appropriate Box if a Member of a Group		(a) [ ] (b) [X]
3.			SEC Use Only
4.			Citizenship or Place of Organization: Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: -0-
	6.	Shared Voting Power: 205,671,482*
	7.	Sole Dispositive Power: -0-
	8.	Shared Dispositive Power: 205,671,482*
9.			Aggregate Amount Beneficially Owned by Each Reporting Person: 205,671,482*
10.			Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.			Percent of Class Represented by Amount in Row (9): 80.5%†
12.			Type of Reporting Person (See Instructions): PN

___________________

*Includes 9,534,587 common shares subject to a currently exercisable warrant.

† The calculation of the foregoing percentage is based on 245,835,050 outstanding common shares as of January 27, 2012 as reported in the Annual Report on Form 10-K for the fiscal year ended December 31, 2011 of Freescale Semiconductor Holdings I, Ltd. as filed on February 3, 2012.

CUSIP No. G3727Q101		13G	Page 7 of 17 Pages

1.			Name of Reporting Persons: Blackstone Participation Partnership (Cayman) V L.P.
2.	Check the Appropriate Box if a Member of a Group		(a) [ ] (b) [X]
3.			SEC Use Only
4.			Citizenship or Place of Organization: Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: -0-
	6.	Shared Voting Power: 205,671,482*
	7.	Sole Dispositive Power: -0-
	8.	Shared Dispositive Power: 205,671,482*
9.			Aggregate Amount Beneficially Owned by Each Reporting Person: 205,671,482*
10.			Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.			Percent of Class Represented by Amount in Row (9): 80.5%†
12.			Type of Reporting Person (See Instructions): PN

___________________

*Includes 9,534,587 common shares subject to a currently exercisable warrant.

† The calculation of the foregoing percentage is based on 245,835,050 outstanding common shares as of January 27, 2012 as reported in the Annual Report on Form 10-K for the fiscal year ended December 31, 2011 of Freescale Semiconductor Holdings I, Ltd. as filed on February 3, 2012.

CUSIP No. G3727Q101		13G	Page 8 of 17 Pages

1.			Name of Reporting Persons: Blackstone Management Associates (Cayman) V L.P.
2.	Check the Appropriate Box if a Member of a Group		(a) [ ] (b) [X]
3.			SEC Use Only
4.			Citizenship or Place of Organization: Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: -0-
	6.	Shared Voting Power: 205,671,482*
	7.	Sole Dispositive Power: -0-
	8.	Shared Dispositive Power: 205,671,482*
9.			Aggregate Amount Beneficially Owned by Each Reporting Person: 205,671,482*
10.			Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.			Percent of Class Represented by Amount in Row (9): 80.5%†
12.			Type of Reporting Person (See Instructions): PN

___________________

*Includes 9,534,587 common shares subject to a currently exercisable warrant.

† The calculation of the foregoing percentage is based on 245,835,050 outstanding common shares as of January 27, 2012 as reported in the Annual Report on Form 10-K for the fiscal year ended December 31, 2011 of Freescale Semiconductor Holdings I, Ltd. as filed on February 3, 2012.

CUSIP No. G3727Q101		13G	Page 9 of 17 Pages

1.			Name of Reporting Persons: BCP V GP L.L.C.
2.	Check the Appropriate Box if a Member of a Group		(a) [ ] (b) [X]
3.			SEC Use Only
4.			Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: -0-
	6.	Shared Voting Power: 205,671,482*
	7.	Sole Dispositive Power: -0-
	8.	Shared Dispositive Power: 205,671,482*
9.			Aggregate Amount Beneficially Owned by Each Reporting Person: 205,671,482*
10.			Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.			Percent of Class Represented by Amount in Row (9): 80.5%†
12.			Type of Reporting Person (See Instructions): OO

___________________

*Includes 9,534,587 common shares subject to a currently exercisable warrant.

† The calculation of the foregoing percentage is based on 245,835,050 outstanding common shares as of January 27, 2012 as reported in the Annual Report on Form 10-K for the fiscal year ended December 31, 2011 of Freescale Semiconductor Holdings I, Ltd. as filed on February 3, 2012.

CUSIP No. G3727Q101		13G	Page 10 of 17 Pages

1.			Name of Reporting Persons: Blackstone LR Associates (Cayman) V Ltd.
2.	Check the Appropriate Box if a Member of a Group		(a) [ ] (b) [X]
3.			SEC Use Only
4.			Citizenship or Place of Organization: Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: -0-
	6.	Shared Voting Power: 205,671,482*
	7.	Sole Dispositive Power: -0-
	8.	Shared Dispositive Power: -0-
9.			Aggregate Amount Beneficially Owned by Each Reporting Person: 205,671,482*
10.			Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.			Percent of Class Represented by Amount in Row (9): 80.5%†
12.			Type of Reporting Person (See Instructions): OO

___________________

*Includes 9,534,587 common shares subject to a currently exercisable warrant.

† The calculation of the foregoing percentage is based on 245,835,050 outstanding common shares as of January 27, 2012 as reported in the Annual Report on Form 10-K for the fiscal year ended December 31, 2011 of Freescale Semiconductor Holdings I, Ltd. as filed on February 3, 2012.

CUSIP No. G3727Q101		13G	Page 11 of 17 Pages

1.			Name of Reporting Persons: Blackstone Family GP L.L.C.
2.	Check the Appropriate Box if a Member of a Group		(a) [ ] (b) [X]
3.			SEC Use Only
4.			Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: -0-
	6.	Shared Voting Power: 205,671,482*
	7.	Sole Dispositive Power: -0-
	8.	Shared Dispositive Power: 205,671,482*
9.			Aggregate Amount Beneficially Owned by Each Reporting Person: 205,671,482*
10.			Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.			Percent of Class Represented by Amount in Row (9): 80.5%†
12.			Type of Reporting Person (See Instructions): OO
___________________

*Includes 9,534,587 common shares subject to a currently exercisable warrant.

† The calculation of the foregoing percentage is based on 245,835,050 outstanding common shares as of January 27, 2012 as reported in the Annual Report on Form 10-K for the fiscal year ended December 31, 2011 of Freescale Semiconductor Holdings I, Ltd. as filed on February 3, 2012.

CUSIP No. G3727Q101		13G	Page 12 of 17 Pages

1.			Name of Reporting Persons: Blackstone Holdings III L.P.
2.	Check the Appropriate Box if a Member of a Group		(a) [ ] (b) [X]
3.			SEC Use Only
4.			Citizenship or Place of Organization: Quebec, Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: -0-
	6.	Shared Voting Power: 205,671,482*
	7.	Sole Dispositive Power: -0-
	8.	Shared Dispositive Power: 205,671,482*
9.			Aggregate Amount Beneficially Owned by Each Reporting Person: 205,671,482*
10.			Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.			Percent of Class Represented by Amount in Row (9): 80.5%†
12.			Type of Reporting Person (See Instructions): PN
___________________

*Includes 9,534,587 common shares subject to a currently exercisable warrant.

† The calculation of the foregoing percentage is based on 245,835,050 outstanding common shares as of January 27, 2012 as reported in the Annual Report on Form 10-K for the fiscal year ended December 31, 2011 of Freescale Semiconductor Holdings I, Ltd. as filed on February 3, 2012.

CUSIP No. G3727Q101		13G	Page 13 of 17 Pages

1.			Name of Reporting Persons: Blackstone Holdings III GP L.P.
2.	Check the Appropriate Box if a Member of a Group		(a) [ ] (b) [X]
3.			SEC Use Only
4.			Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: -0-
	6.	Shared Voting Power: 205,671,482*
	7.	Sole Dispositive Power: -0-
	8.	Shared Dispositive Power: 205,671,482*
9.			Aggregate Amount Beneficially Owned by Each Reporting Person: 205,671,482*
10.			Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.			Percent of Class Represented by Amount in Row (9): 80.5%†
12.			Type of Reporting Person (See Instructions): OO

___________________

*Includes 9,534,587 common shares subject to a currently exercisable warrant.

† The calculation of the foregoing percentage is based on 245,835,050 outstanding common shares as of January 27, 2012 as reported in the Annual Report on Form 10-K for the fiscal year ended December 31, 2011 of Freescale Semiconductor Holdings I, Ltd. as filed on February 3, 2012.

CUSIP No. G3727Q101		13G	Page 14 of 17 Pages

1.			Name of Reporting Persons: Blackstone Holdings III GP Management L.L.C.
2.	Check the Appropriate Box if a Member of a Group		(a) [ ] (b) [X]
3.			SEC Use Only
4.			Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: -0-
	6.	Shared Voting Power: 205,671,482*
	7.	Sole Dispositive Power: -0-
	8.	Shared Dispositive Power: 205,671,482*
9.			Aggregate Amount Beneficially Owned by Each Reporting Person: 205,671,482*
10.			Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.			Percent of Class Represented by Amount in Row (9): 80.5%†
12.			Type of Reporting Person (See Instructions): OO

___________________

*Includes 9,534,587 common shares subject to a currently exercisable warrant.

† The calculation of the foregoing percentage is based on 245,835,050 outstanding common shares as of January 27, 2012 as reported in the Annual Report on Form 10-K for the fiscal year ended December 31, 2011 of Freescale Semiconductor Holdings I, Ltd. as filed on February 3, 2012.

CUSIP No. G3727Q101		13G	Page 15 of 17 Pages

1.			Name of Reporting Persons: The Blackstone Group L.P.
2.	Check the Appropriate Box if a Member of a Group		(a) [ ] (b) [X]
3.			SEC Use Only
4.			Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: -0-
	6.	Shared Voting Power: 205,671,482*
	7.	Sole Dispositive Power: -0-
	8.	Shared Dispositive Power: 205,671,482*
9.			Aggregate Amount Beneficially Owned by Each Reporting Person: 205,671,482*
10.			Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.			Percent of Class Represented by Amount in Row (9): 80.5%†
12.			Type of Reporting Person (See Instructions): PN

___________________

*Includes 9,534,587 common shares subject to a currently exercisable warrant.

† The calculation of the foregoing percentage is based on 245,835,050 outstanding common shares as of January 27, 2012 as reported in the Annual Report on Form 10-K for the fiscal year ended December 31, 2011 of Freescale Semiconductor Holdings I, Ltd. as filed on February 3, 2012.

CUSIP No. G3727Q101		13G	Page 16 of 17 Pages

1.			Name of Reporting Persons: Blackstone Group Management L.L.C.
2.	Check the Appropriate Box if a Member of a Group		(a) [ ] (b) [X]
3.			SEC Use Only
4.			Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: -0-
	6.	Shared Voting Power: 205,671,482*
	7.	Sole Dispositive Power: -0-
	8.	Shared Dispositive Power: 205,671,482*
9.			Aggregate Amount Beneficially Owned by Each Reporting Person: 205,671,482*
10.			Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.			Percent of Class Represented by Amount in Row (9): 80.5%†
12.			Type of Reporting Person (See Instructions): OO

___________________

*Includes 9,534,587 common shares subject to a currently exercisable warrant.

† The calculation of the foregoing percentage is based on 245,835,050 outstanding common shares as of January 27, 2012 as reported in the Annual Report on Form 10-K for the fiscal year ended December 31, 2011 of Freescale Semiconductor Holdings I, Ltd. as filed on February 3, 2012.

CUSIP No. G3727Q101		13G	Page 17 of 17 Pages

1.			Name of Reporting Persons: Stephen A. Schwarzman
2.	Check the Appropriate Box if a Member of a Group		(a) [ ] (b) [X]
3.			SEC Use Only
4.			Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: -0-
	6.	Shared Voting Power: 205,671,482*
	7.	Sole Dispositive Power: -0-
	8.	Shared Dispositive Power: 205,671,482*
9.			Aggregate Amount Beneficially Owned by Each Reporting Person: 205,671,482*
10.			Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.			Percent of Class Represented by Amount in Row (9): 80.5%†
12.			Type of Reporting Person (See Instructions): IN

___________________

*Includes 9,534,587 common shares subject to a currently exercisable warrant.

† The calculation of the foregoing percentage is based on 245,835,050 outstanding common shares as of January 27, 2012 as reported in the Annual Report on Form 10-K for the fiscal year ended December 31, 2011 of Freescale Semiconductor Holdings I, Ltd. as filed on February 3, 2012.

Item 1.	(a).	Name of Issuer
Freescale Semiconductor Holdings I, Ltd. (the “Company”)
	(b).	Address of Issuer’s Principal Executive Offices:
6501 William Cannon Drive West
Austin, TX 78735

Item 2(a).		Name of Person Filing
Item 2(b).		Address of Principal Business Office
Item 2(c).		Citizenship

(i) Blackstone Capital Partners (Cayman) V L.P.
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: Cayman Islands

(ii) Blackstone Capital Partners (Cayman) V-A L.P.
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: Cayman Islands

(iii) BCP (Cayman) V-S L.P.
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: Cayman Islands

(iv) Blackstone Family Investment Partnership (Cayman) V-SMD L.P.
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: Cayman Islands

(v) Blackstone Family Investment Partnership (Cayman) V L.P.
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: Cayman Islands

(vi) Blackstone Participation Partnership (Cayman) V L.P.
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: Cayman Islands

(vii) Blackstone Management Associates (Cayman) V L.P.
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: Cayman Islands

(viii) BCP V GP L.L.C.
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(ix) Blackstone LR Associates (Cayman) V Ltd.
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: Cayman Islands

(x) Blackstone Family GP L.L.C.
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(xi) Blackstone Holdings III L.P.
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: Quebec, Canada

(xii) Blackstone Holdings III GP L.P.
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(xiii) Blackstone Holdings III GP Management L.L.C.
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(xiv) The Blackstone Group L.P.
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(xv) Blackstone Group Management L.L.C.
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(xvi) Stephen A. Schwarzman
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: United States

The foregoing persons are hereinafter sometimes collectively referred to as the “Reporting Persons.”

As of December 31, 2011, Freescale Holdings L.P. owns 205,671,482* Common Shares (as defined below). Freescale Holdings GP, Ltd. is the general partner of Freescale Holdings L.P. and, as such, exercises voting and investment power with respect to all shares held by Freescale Holdings L.P. The Blackstone Funds (as defined below) hold 250 shares of Freescale Holdings GP, Ltd., representing 25% of the total shares outstanding, as follows: (i) 88 shares held by Blackstone Capital Partners (Cayman) V L.P. (“BCP V”), whose general partner is Blackstone Management Associates (Cayman) V L.P. (“BMA V”); (ii) 82 shares held by Blackstone Capital Partners (Cayman) V-A L.P. (“BCP V-A”), whose general partner is BMA V; (iii) 70 shares held by BCP (Cayman) V-S L.P. (“BCP V-S”), whose general partner is BMA V; (iv) 7 shares held by Blackstone Family Investment Partnership (Cayman) V-SMD L.P. (“BFIP V-SMD”), whose general partner is Blackstone Family GP L.L.C.; (v) 2 shares held by Blackstone Family Investment Partnership (Cayman) V L.P. (“BFIP V”), whose general partner is BCP V GP L.L.C.; and (vi) 1 share held by Blackstone Participation Partnership (Cayman) V L.P. (“BPP V” and, together with BCP V, BCP V-A, BCP V-S, BFIP V-SMD and BFIP V, the “Blackstone Funds”), whose general partner is BCP V GP L.L.C.

The Blackstone Class A Funds (defined below) hold 3,395,055 Class A limited partnership interests in Freescale Holdings L.P., representing 48.02% of the total Class A limited partnership interests outstanding, as follows: (i) 424,088.17 Class A limited partnership interests held by BCP V, whose general partner is BMA V; (ii) 392,632.86 Class A limited partnership interests held by BCP V-A, whose general partner is BMA V; (iii) 336,297.30 Class A limited partnership interests held by BCP V-S, whose general partner is BMA V; (iv) 31,793.46 Class A limited partnership interests held by BFIP V-SMD, whose general partner is Blackstone Family GP L.L.C.; (v) 12,378.17 Class A limited partnership interests held by BFIP V, whose general partner is BCP V GP L.L.C.; (vi) 2,809.04 Class A limited partnership interests held by BPP V, whose general partner is BCP V GP L.L.C.; (vii) 807,555.52 Class A limited partnership interests held by BCP V Co-Investors (Cayman) L.P. (“BCP V Co-Investors”), whose general partner is BMA V; (viii) 750,000 Class A limited partnership interests held by Blackstone Firestone Principal Transaction Partners (Cayman) L.P. (“BFPTP”), whose general partner is BMA V; and (ix) 637,500 Class A limited partnership interests held by Blackstone Firestone Transaction Participation Partners (Cayman) L.P. (“BFTPP” and, together with BCP V, BCP V-A, BCP V-S, BFIP V-SMD, BFIP V, BPP V, BCP V Co-Investors and BFPTP, the “Blackstone Class A Funds”), whose general partner is BMA V.

Blackstone LR Associates (Cayman) V Ltd. (“BLRA”) and BCP V GP L.L.C. are the general partners of BMA V. Blackstone Holdings III L.P. is the sole member of BCP V GP L.L.C. The general partner of Blackstone Holdings III L.P. is Blackstone Holdings III GP

________________________
* Includes 9,534,587 common shares subject to a currently exercisable warrant.

L.P. The general partner of Blackstone Holdings III GP L.P. is Blackstone Holdings III GP Management L.L.C. The sole member of Blackstone Holdings III GP Management L.L.C. is The Blackstone Group L.P. The general partner of The Blackstone Group L.P. is Blackstone Group Management L.L.C. Blackstone Group Management L.L.C. is wholly owned by Blackstone's senior managing directors and controlled by its founder, Stephen A. Schwarzman.  Mr. Schwarzman is director and controlling person of BLRA. Blackstone Family GP L.L.C. is controlled by its founding member, Mr. Schwarzman.

Each of such Blackstone entities and Mr. Schwarzman may be deemed to beneficially own the Common Shares attributable to the interests in Freescale Holdings L.P. and Freescale Holdings GP, Ltd. held by the Blackstone Funds or the Blackstone Class A Funds directly or indirectly controlled by it or him, but each disclaims beneficial ownership of such Common Shares.

The Reporting Persons have entered into a Joint Filing Agreement, dated February 14, 2012, a copy of which is attached as Exhibit A to this statement on Schedule 13G, pursuant to which the Reporting Persons agreed to file this statement on Schedule 13G and any amendments thereto jointly in accordance with the provisions of Rule 13d-1(k)(1) under the Act.

Item 2(d).	Title of Class of Securities:

Common Shares, par value $0.01 (the “Common Shares”).

Item 2(e).	CUSIP Number: G3727Q101

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Not Applicable.

Item 4.	Ownership.

(a) Amount beneficially owned:

As of December 31, 2011, the Reporting Person may be deemed to be the beneficial owner of 205,671,482 Common Shares directly held by Freescale Holdings L.P. (“Freescale LP”).  Freescale LP is controlled by its general partner, Freescale Holdings GP, Ltd. (“Freescale GP”).

The Reporting Person, through one or more affiliated funds (i) holds Class A limited partnership interests in Freescale LP and (ii) 250 shares of Freescale GP, representing 25% of the total shares outstanding of Freescale GP.  On the basis of these relationships, each Reporting Person may be deemed a beneficial owner of 205,671,482 Common Shares held by Freescale LP.

The joint filing of this Schedule 13G is made by the Reporting Persons pursuant to Rule 13d-1(k)(1) and each Reporting Person expressly disclaims any assertion or presumption that it and the other persons on whose behalf this statement is filed constitute a “group.”  The Reporting Persons disclaim beneficial ownership of the reported securities, and the filing of this Schedule 13G shall not be deemed an admission that any Reporting Person is the beneficial owner of, or is a member of a “group” having beneficial ownership of, the reported securities for any purpose.

Percent of class:

The Freescale Semiconductor Holdings I, Ltd. Annual Report on Form 10-K for the fiscal year ended December 31, 2011 as filed on February 3, 2012, indicated that there were 245,835,050 outstanding Common Shares as of January 27, 2012.  Based on this number of outstanding Common Shares, each of the Reporting Persons may be deemed to be the beneficial owner of approximately 80.5% of the total number of outstanding Common Shares attributable to the 205,671,482 Common Shares held by Freescale Holdings L.P.

(b) Number of Shares as to which the Reporting Person has:

Blackstone Capital Partners (Cayman) V L.P.

(i)	Sole power to vote or to direct the vote:
-0-
(ii)	Shared power to vote or to direct the vote:
205,671,482
(iii)	Sole power to dispose or to direct the disposition of:
-0-
(iv)	Shared power to dispose or to direct the disposition of:
205,671,482

Blackstone Capital Partners (Cayman) V-A L.P.

(i)	Sole power to vote or to direct the vote:
-0-
(ii)	Shared power to vote or to direct the vote:
205,671,482
(iii)	Sole power to dispose or to direct the disposition of:
-0-
(iv)	Shared power to dispose or to direct the disposition of:
205,671,482

BCP (Cayman) V-S L.P.

(i)	Sole power to vote or to direct the vote:
-0-
(ii)	Shared power to vote or to direct the vote:
205,671,482
(iii)	Sole power to dispose or to direct the disposition of:
-0-
(iv)	Shared power to dispose or to direct the disposition of:
205,671,482

Blackstone Family Investment Partnership (Cayman) V-SMD L.P.

(i)	Sole power to vote or to direct the vote:
-0-
(ii)	Shared power to vote or to direct the vote:
205,671,482
(iii)	Sole power to dispose or to direct the disposition of:
-0-
(iv)	Shared power to dispose or to direct the disposition of:
205,671,482

Blackstone Family Investment Partnership (Cayman) V L.P.

(i)	Sole power to vote or to direct the vote:
-0-
(ii)	Shared power to vote or to direct the vote:
205,671,482
(iii)	Sole power to dispose or to direct the disposition of:
-0-
(iv)	Shared power to dispose or to direct the disposition of:
205,671,482

Blackstone Participation Partnership (Cayman) V L.P.

(i)	Sole power to vote or to direct the vote:
-0-
(ii)	Shared power to vote or to direct the vote:
205,671,482
(iii)	Sole power to dispose or to direct the disposition of:
-0-
(iv)	Shared power to dispose or to direct the disposition of:
205,671,482

Blackstone Management Associates (Cayman) V L.P.

(i)	Sole power to vote or to direct the vote:
-0-
(ii)	Shared power to vote or to direct the vote:
205,671,482
(iii)	Sole power to dispose or to direct the disposition of:
-0-
(iv)	Shared power to dispose or to direct the disposition of:
205,671,482

BCP V GP L.L.C

(i)	Sole power to vote or to direct the vote:
-0-
(ii)	Shared power to vote or to direct the vote:
205,671,482
(iii)	Sole power to dispose or to direct the disposition of:
-0-
(iv)	Shared power to dispose or to direct the disposition of:
205,671,482

Blackstone LR Associates (Cayman) V Ltd.

(i)	Sole power to vote or to direct the vote:
-0-
(ii)	Shared power to vote or to direct the vote:
205,671,482
(iii)	Sole power to dispose or to direct the disposition of:
-0-
(iv)	Shared power to dispose or to direct the disposition of:
-0-

Blackstone Family GP L.L.C .

(i)	Sole power to vote or to direct the vote:
-0-
(ii)	Shared power to vote or to direct the vote:
205,671,482
(iii)	Sole power to dispose or to direct the disposition of:
-0-
(iv)	Shared power to dispose or to direct the disposition of:
205,671,482

Blackstone Holdings III L.P.

(i)	Sole power to vote or to direct the vote:
-0-
(ii)	Shared power to vote or to direct the vote:
205,671,482
(iii)	Sole power to dispose or to direct the disposition of:
-0-
(iv)	Shared power to dispose or to direct the disposition of:
205,671,482

Blackstone Holdings III GP L.P.

(i)	Sole power to vote or to direct the vote:
-0-
(ii)	Shared power to vote or to direct the vote:
205,671,482
(iii)	Sole power to dispose or to direct the disposition of:
-0-
(iv)	Shared power to dispose or to direct the disposition of:
205,671,482

Blackstone Holdings III GP Management L.L.C.

	(i)	Sole power to vote or to direct the vote:
-0-
	(ii)	Shared power to vote or to direct the vote:
205,671,482
	(iii)	Sole power to dispose or to direct the disposition of:
-0-
	(iv)	Shared power to dispose or to direct the disposition of:
205,671,482

The Blackstone Group L.P.

	(i)	Sole power to vote or to direct the vote:
-0-
	(ii)	Shared power to vote or to direct the vote:
205,671,482
	(iii)	Sole power to dispose or to direct the disposition of:
-0-
	(iv)	Shared power to dispose or to direct the disposition of:
205,671,482

Blackstone Group Management L.L.C.

	(i)	Sole power to vote or to direct the vote:
-0-
	(ii)	Shared power to vote or to direct the vote:
205,671,482
	(iii)	Sole power to dispose or to direct the disposition of:
-0-
	(iv)	Shared power to dispose or to direct the disposition of:
205,671,482

Steven A. Schwarzman

	(i)	Sole power to vote or to direct the vote:
-0-
	(ii)	Shared power to vote or to direct the vote:
205,671,482
	(iii)	Sole power to dispose or to direct the disposition of:
-0-
	(iv)	Shared power to dispose or to direct the disposition of:
205,671,482

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:  ☐

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not Applicable.

Item 8.	Identification and Classification of Members of the Group.

Not Applicable.

Item 9.	Notice of Dissolution of Group.

Not Applicable.

Item 10.	Certification.

Not Applicable.

SIGNATURE

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated   February 14, 2012

BLACKSTONE CAPITAL PARTNERS (CAYMAN) V L.P.

By: Blackstone Management Associates (Cayman) V L.P., its General Partner

By: BCP V GP L.L.C., its General Partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE CAPITAL PARTNERS (CAYMAN) V-A L.P.

By: Blackstone Management Associates (Cayman) V L.P., its General Partner

By: BCP V GP L.L.C., its General Partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BCP (CAYMAN) V-S L.P.

By: Blackstone Management Associates (Cayman) V L.P., its General Partner

By: BCP V GP L.L.C., its General Partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE FAMILY INVESTMENT PARTNERSHIP (CAYMAN) V-SMD L.P.

By: Blackstone Family GP L.L.C., its General Partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE FAMILY INVESTMENT PARTNERSHIP (CAYMAN) V L.P.

By: BCP V GP L.L.C., its General Partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE PARTICIPATION PARTNERSHIP (CAYMAN) V L.P.

By: BCP V GP L.L.C., its General Partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE MANAGEMENT ASSOCIATES (CAYMAN) V L.P

By: BCP V GP L.L.C., its General Partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BCP V GP L.L.C

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE LR ASSOCIATES (CAYMAN) V LTD.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE FAMILY GP L.L.C.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE HOLDINGS III L.P.

By: Blackstone Holdings III GP L.P., its General Partner

By: Blackstone Holdings III GP Management L.L.C., its General Partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE HOLDINGS III GP L.P.

By: Blackstone Holdings III GP Management L.L.C., its General Partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE HOLDINGS III GP MANAGEMENT L.L.C.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

THE BLACKSTONE GROUP L.P.

By: Blackstone Group Management L.L.C., its General Partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE GROUP MANAGEMENT L.L.C.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

STEPHEN A. SCHWARZMAN

/s/ Stephen A. Schwarzman
Name:	Stephen A. Schwarzman

EXHIBIT LIST

Exhibit A
Joint Filing Agreement, dated as of February 14, 2012, by and among Blackstone Capital Partners (Cayman) V L.P.; Blackstone Capital Partners (Cayman) V-A L.P.; BCP (Cayman) V-S L.P.; Blackstone Family Investment Partnership (Cayman) V-SMD L.P.; Blackstone Family Investment Partnership (Cayman) V L.P.; Blackstone Participation Partnership (Cayman) V L.P.; Blackstone Management Associates (Cayman) V L.P.; BCP V GP L.L.C.; Blackstone LR Associates (Cayman) V Ltd.; Blackstone Family GP L.L.C.; Blackstone Holdings III L.P.; Blackstone Holdings III GP L.P.; Blackstone Holdings III GP Management L.L.C.; Blackstone Group L.P.; Blackstone Group Management L.L.C.; and Steven A. Schwarzman.